Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements on Forms S-3 (Registration No.’s. 333-135872, 333-148601, 333-160791, and 333-160710) and Forms S-8 (Registration No.’s 333-66791, 333-126627, 333-135896, 333-146817, 333-153046, 333-160135, and 333-169003) of Rockwell Medical Technologies, Inc. and Subsidiary of our reports dated March 7, 2011 on the consolidated financial statements and related financial statement schedule of Rockwell Medical Technologies, Inc. and Subsidiary as of December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010 and on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, appearing in the Annual Report on Form 10-K of Rockwell Medical Technologies, Inc. and Subsidiary for the year ended December 31, 2010.
Clinton Township, Michigan
March 7, 2011